                                                                  Exhibit 99.1





Contact:    Andy Albert/John Patenaude                Judy Brennan/Rich Coyle
            Nashua Corporation                        Citigate Sard Verbinnen
            847-318-1710/603-880-2145                 212-687-8080



                    NASHUA REPORTS FIRST QUARTER 2003 RESULTS

      Sales Increase to $67.2 Million from Year Ago Sales of $64.5 Million

            All Three Business Units Profitable in the First Quarter


      NASHUA, N.H., APRIL 23, 2003 -- Nashua Corporation (NYSE: NSH), a premier manufacturer and marketer of labels, thermal specialty papers and imaging products, today announced financial results for the first quarter ended March 28, 2003.

Net sales for the first quarter of 2003 were $67.2 million, compared to $64.5 million for the first quarter of 2002. Gross margin for the first quarter of this year was $12.6 million, or 18.7%, compared to $12.5 million, or 19.4%, a year earlier. Nashua reported pretax income of $0.3 million in the first quarter compared to $0.2 million in the first quarter of 2002. Net income was $0.2 million in the first quarter, or $.03 per share, compared to $0.1 million, or $.02 per share, in the first quarter of 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $2.6 million for the first quarter of 2003 and $2.5 million for the first quarter of 2002.

"Nashua is performing positively in what continues to be a particularly challenging environment," said Andrew Albert, Chairman, President and Chief Executive Officer of Nashua. "We continue to have good balance in our business, consolidated sales are up, and each of our segments operated profitably in the first quarter. Our results attest to the effectiveness of the cost containment initiatives we've put in place during the last two years and reflect the contributions of our strategic acquisitions. We believe that Nashua remains
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                                                                               2



poised to take advantage of an improvement in the economy, which should spur internally generated growth and enhance margins.

"As we move forward, we are continuing to make judicious investments in acquisitions, equipment and new technologies that we believe will position the Company to capture growth and new business as the economy improves," Albert stated.

As previously announced, during the first quarter Nashua acquired the operations of The Label Company from Bunzl Distribution in February and signed a multi-year agreement to supply Bunzl with weigh scale, promotional and product identification labels.

"The addition of The Label Company is an excellent strategic fit that, like other recent Nashua acquisitions, simultaneously accomplishes several important objectives," said Albert. "It provides us with additional flexibility within our label operations and, at the same time, enhances our relationship with Bunzl, a long-time Nashua customer. The addition also generates additional volume for our coating facility, enabling us to operate more efficiently."

In March, Nashua signed a strategic development agreement with Parlex Corporation (NASDAQ: PRLX), a world leader in the design and manufacture of flexible interconnection products. The agreement creates an organization that will draw on both parties' relative expertise in ink and printed circuit technology, label converting, and the design, application and production of flexible circuits. Under the agreement, the team will work to develop innovative products and applications for use in the automotive, cellular and Radio Frequency Identification (RFID) markets.

BUSINESS SEGMENT HIGHLIGHTS

Nashua's Label segment, which prints and converts product for the grocery, food service, retail, transportation, entertainment and general industrial markets, had sales in the first quarter 2003 of $23.2 million, gross margin of $4.1 million, or 17.8%, and pretax income of $1.5 million. Sales in the first quarter of 2002 were $23.1 million, gross margin was $3.9 million, or 16.9%, and pretax income was $1.0 million.

"Sales in our Label segment remained level with the first quarter of last year, and margins and pretax income increased mainly due to cost containment and the acquisition of The Label Company assets," said Albert. "Overall, in the face of stiff competition, the Label segment performed well. The acquisition of The Label Company was accretive to earnings in the first quarter."

Nashua's Specialty Paper segment, which includes the paper coating and converting business and is the Company's largest business segment, had sales of $38.8 million in the first quarter compared to $35.8 million in the prior-year period. Gross margin for the quarter was $7.3 million, or 18.7%, compared with $7.0 million, or 19.6%, a year ago. Pretax income for the first quarter of 2003 was $0.6 million compared to $1.3 million in 2002.

Albert said, "The sales increase in our Specialty Paper segment is due, for the most part, to the effects of our 2002 strategic acquisitions of Computer Imaging Supplies (CIS), a maker of proprietary security products designed to prevent Point of Sale (POS) retail fraud, and certain assets of Dietzgen LLC, which gave us access to large format converting for the architectural, engineering and construction markets.

"That said," noted Albert, "competition remains strong in this segment, and our margins and pretax income declined from a year ago. Softness continues in the airline, hotel and entertainment industries, which are important customers for Nashua's Specialty Paper products. Retail sales, a key driver of our converting business, were particularly weak in the first quarter. We are continuing to work hard to gain new business and have taken recent actions expected to further reduce costs by approximately $1.2 million on an annualized basis."

Nashua's Imaging Supplies, or Toner, segment had sales in the first quarter of $6.0 million compared to $6.1 million a year earlier. Gross margin for the quarter was $1.2 million, or 20.1%, compared to $1.6 million, or 25.7%, in the first quarter of 2002. Margins were impacted by a change in product mix from the previous year and lower absorption of
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                                                                               4


production cost. Pretax income in the quarter was $0.1 million compared to $0.3 million in the first quarter of 2002.

"Our Toner segment returned to profitability in the first quarter and now has been profitable for four of the last five quarters," said Albert. "As with our other businesses, competition remains keen, but we are confident Toner can continue to generate a positive cash flow and make a profit contribution to our overall business. We will continue the necessary work of reducing costs wherever feasible and introducing new products to meet the changing needs of customers. We anticipate a third consecutive year of improved profitability"

GUIDANCE

In discussing the expectations for the remainder of 2003, Albert said, "Our expected results are based on sales levels which are particularly difficult to predict in the current uncertain economic environment. If we achieve sales in the forecasted range between $290 million and $295 million, we expect net income for the year 2003 to be between $3.2 million or $.55 per share and $3.4 or $.59 per share.

USE OF NON-GAAP MEASURES

EBITDA is presented as supplemental information that management of Nashua believes may be useful to some investors in evaluating the Company because it is widely used as a measure of evaluating a company's operating performance, as well as to evaluate its operating cash flow. EBITDA is used by management in the computation of ratios utilized for financing purposes and for planning and forecasting in future periods. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBITDA should not be considered a substitute either for net income, as an indicator of Nashua's operating performance, or for cash flow, as a measure of Nashua's liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.
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                                                                               5



ABOUT NASHUA

Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company's products include thermal coated papers, pressure-sensitive labels, copier papers, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as toners, developers, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including earnings, revenue and profitability projections. When used in this press release, the words "should," "will," "expects," "anticipates," "predict" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company's future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company's filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company's estimates only as of the date of this press release and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

                                      # # #

First Quarter 2003 Earnings Results


NASHUA CORPORATION SUMMARY RESULTS OF OPERATIONS



                                                                                                              (UNAUDITED)
                                                                                                              THREE MONTHS
Periods ended March 28 and March 29, respectively                                                  ---------------------------------
In thousands, except per share amounts                                                               2003                     2002
-------------------------------------------------                                                  --------                 --------
Net sales                                                                                          $ 67,193                 $ 64,523
Cost of products sold                                                                                54,595                   52,003
                                                                                                   --------                 --------
Gross margin                                                                                       $ 12,598                 $ 12,520
Gross margin %                                                                                         18.7                     19.4
Selling, distribution and administrative expenses                                                    11,337                   11,101
Research                                                                                                709                      779
Loss from equity investment                                                                              22                       --
Interest expense, net                                                                                   289                      394
Net gain on curtailment of post-retirement plans                                                        (47)                      --
                                                                                                   --------                 --------
     INCOME BEFORE INCOME TAXES                                                                         288                      246

Income tax provision                                                                                    112                      103
                                                                                                   --------                 --------
     NET INCOME                                                                                    $    176                 $    143
                                                                                                   ========                 ========
BASIC EARNINGS PER SHARE:

NET INCOME PER COMMON SHARE                                                                        $   0.03                 $   0.02
                                                                                                   ========                 ========
Average common shares                                                                                 5,824                    5,722
                                                                                                   ========                 ========
DILUTED EARNINGS PER SHARE:

NET INCOME PER COMMON SHARE ASSUMING DILUTION                                                      $   0.03                 $   0.02
                                                                                                   ========                 ========
Average common and potential common shares                                                            5,960                    5,788
                                                                                                   ========                 ========

First Quarter 2003 Earnings Results


NASHUA CORPORATION CONDENSED CONSOLIDATED BALANCE SHEET



                                                                                                 MARCH 28                December 31
Dollars in thousands                                                                               2003                      2002
--------------------                                                                             ---------               -----------
ASSETS
 Cash and cash equivalents                                                                       $   1,249                $   1,085
 Accounts receivable                                                                                28,748                   29,918
 Inventories                                                                                        23,783                   20,434
 Other current assets                                                                                5,209                    4,985
                                                                                                 ---------                ---------
     Total current assets                                                                           58,989                   56,422

 Plant and equipment, net                                                                           43,168                   42,369
 Goodwill, net of amortization                                                                      31,336                   29,462
 Intangibles, net of amortization                                                                    1,997                    1,672
 Other assets                                                                                       16,312                   16,263
                                                                                                 ---------                ---------
     TOTAL ASSETS                                                                                $ 151,802                $ 146,188
                                                                                                 =========                =========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Accounts payable                                                                                $  20,064                $  17,931
 Accrued expenses                                                                                   13,132                   15,230
 Current maturities of long-term debt                                                                2,000                    2,000
 Current maturities of notes payable                                                                   250                      250
                                                                                                 ---------                ---------
     Total current liabilities                                                                      35,446                   35,411

 Long-term debt                                                                                     28,250                   23,000
 Notes payable                                                                                       1,210                    1,210
 Other long-term liabilities                                                                        24,533                   24,549
                                                                                                 ---------                ---------
     Total long-term liabilities                                                                    53,993                   48,759

 Common stock and additional capital                                                                20,243                   20,074
 Retained earnings                                                                                  53,551                   53,375
 Accumulated other comprehensive loss:
     Minimum pension liability adjustment(a)                                                       (11,431)                 (11,431)
                                                                                                 ---------                ---------
     Total shareholders' equity                                                                     62,363                   62,018
                                                                                                 ---------                ---------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                  $ 151,802                $ 146,188
                                                                                                 =========                =========


(a) Our minimum pension liability adjustment represents an increase in our minimum pension liability resulting from a decline in the fair market values of equities held by company-sponsored pension plans.

First Quarter 2003 Earnings Results


NASHUA CORPORATION
RECONCILIATION OF NET INCOME TO EARNINGS BEFORE INTEREST, TAXES,
DEPRECIATION AND AMORTIZATION


                                                                                                                  (UNAUDITED)
                                                                                                                 THREE MONTHS
Periods ended March 28 and March 29, respectively                                                         --------------------------
In thousands                                                                                               2003                2002
-------------------------------------------------                                                         ------              ------
Net income                                                                                                $  176              $  143
Add back:
  Interest expense, net                                                                                      289                 394
  Income tax provision                                                                                       112                 103
  Depreciation on fixed assets                                                                             1,822               1,870
  Amortization of intangible assets                                                                          163                  --
                                                                                                          ------              ------

Earnings before interest, taxes, depreciation and amortization                                            $2,562              $2,510
                                                                                                          ======              ======

First Quarter 2003 Earnings Results


NASHUA CORPORATION SELECTED FINANCIAL DATA


                                                                                                              THREE MONTHS
Periods ended March 28 and March 29, respectively                                                   -------------------------------
Dollars in thousands   (Unaudited)                                                                    2003                   2002
-------------------------------------------------                                                   --------               --------
NET SALES

Label Products                                                                                      $ 23,225               $ 23,069
Specialty Paper Products                                                                              38,791                 35,832
Imaging Supplies                                                                                       6,042                  6,059


Reconciling Items:
         Eliminations                                                                                   (867)                  (468)
         Other(a)                                                                                          2                     31
                                                                                                    --------               --------
   Net sales                                                                                        $ 67,193               $ 64,523
                                                                                                    ========               ========

PRETAX INCOME

Label Products                                                                                      $  1,465               $    961
Specialty Paper Products                                                                                 616                  1,282
Imaging Supplies                                                                                          58                    265

Reconciling Items:
         Other income(a)                                                                                  --                      8
         Unallocated corporate expenses                                                               (1,609)                (1,876)
         Interest expense, net                                                                          (289)                  (394)
         Net gain on curtailment of post-retirement plans                                                 47                     --
                                                                                                    --------               --------
   Total pretax income                                                                              $    288               $    246
                                                                                                    --------               --------

Depreciation and amortization                                                                       $  1,985               $  1,870
                                                                                                    ========               ========
Investment in plant and equipment                                                                   $  1,095               $    665
                                                                                                    ========               ========


(a) Represents other operating activity which falls below the quantitative threshold for a reportable segment.